Exhibit 23.1

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

I hereby consent to the references to William M. Cobb & Associates, Inc. in this Annual Report on Form 10-K for HNR Acquisition Corp and to the use of information from, and the inclusion of, the report dated February 26, 2024 with respect to the estimates of proved reserves, future production and income as of December 31, 2023, attributable to the interest of LH Operating, LLC (LH Operating) in certain oil and gas properties in this Annual Report on Form 10-K.

/s/ Donald L. Bailey
Donald L. Bailey
Senior Engineering Advisor

William M. Cobb & Associates, Inc.
Texas Registered Engineering Firm F-84
May 2, 2024